Exhibit 10.2

Natural Health Trends Corp. 2016 Equity Incentive Plan
Restricted Stock Award Agreement
This Restricted Stock Agreement (this “Agreement”) is made as of ___________, 2016 (the “Date of Grant”), between Natural Health Trends Corp., a Delaware corporation (the “Company”); the Company or its Affiliate by whom the Awardee is employed or otherwise retained to provide services (the “Service Recipient”); and ________________ (the “Awardee”). Capitalized terms used but not defined in this Agreement shall have the meanings attributed to such terms under the Plan, unless the context otherwise requires.

1.
Award. Pursuant to the Natural Health Trends Corp. 2016 Equity Incentive Plan (the “Plan”), and subject to the terms and conditions of this Agreement, the Service Recipient hereby awards to the Awardee, as of the Date of Grant, ______________ shares (the “Restricted Shares”) of the Company’s Common Stock, which shall be issued as hereinafter provided in the Awardee’s name, subject to certain restrictions thereon. The Awardee acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan. The Fair Market Value of each Share on the Date of Grant is $_________.

2.	Restricted Shares. The Awardee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)Forfeiture Restrictions. If the Awardee experiences a Termination of Service prior to the lapse of the forfeiture restrictions under Sections 2(c) and 2(d), any portion of the Restricted Shares that remain unvested shall be immediately and irrevocably forfeited in full.

(b)Transfer Restrictions. Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the forfeiture restrictions as provided in Section 2(a), except with the prior written consent of the Company in accordance with procedures established and maintained by the Company. In all cases Shares must be sold in compliance with Applicable Law. The forfeiture, transfer, and other restrictions herein shall be fully binding upon and enforceable against any transferee of Restricted Shares.

(c)Lapse of Forfeiture Restrictions. Provided the Awardee does not experience a Termination of Service, the Restricted Shares (rounded up to the next whole Share) vest with respect to one-twelfth (1/12) of the Restricted Shares on the 15th day of last calendar month of each calendar quarter (e.g., March 15th, June 15th, September 15th, or December 15th) ending after the Date of Grant. Should the Awardee die or become Disabled while holding Restricted Shares, then the Shares shall become 100% vested upon his or her death or Disability.

(d)Change in Control. In the event of a Change in Control prior to the lapse of the forfeiture restrictions, the Restricted Shares shall thereafter fully vest.

3.	Additional Restrictions.

(a)Applicable Law. With regard to any Restricted Shares with respect to which the forfeiture restrictions have lapsed, such Shares shall continue to be subject to the restrictions on transfer imposed under Applicable Law.

(b)Certificates. Any stock certificate(s) representing the Restricted Shares granted hereunder shall be stamped or otherwise imprinted with a legend with respect to any applicable restrictions contained herein and otherwise with respect to the sale or transfer of such Shares, and the stock transfer records of the Company will reflect stop transfer instructions with respect to such shares. At the election of the Company, any stock certificates evidencing Restricted Shares shall be held by the Company for the benefit of the Awardee until such time as the transfer of such shares is no longer subject to the forfeiture restrictions. Upon any lapse of the forfeiture restrictions without forfeiture, the Company shall (i) cause a new certificate representing the Restricted Shares with respect to which the forfeiture restrictions have lapsed to be issued without a legend (except for any legend required pursuant to Applicable Law), in the name of the Awardee and shall deliver such certificate to the Awardee, and (ii) cancel any certificates evidencing the Restricted Shares.

(c)Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2 hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the forfeiture restrictions and provisions governing the lapsing and such forfeiture restrictions applicable to the original Restricted Shares for all purposes of this Agreement, and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

(d)Death of Awardee. In the event of the Awardee’s death, the identity of the owner of the Shares earned under this Agreement shall be determined in accordance with the terms of the Awardee’s will, or, if no valid will exists at the time of the Awardee’s death, the terms of the applicable laws of descent and distribution.

4.
Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any forfeiture restrictions results in compensation income or wages to the Awardee for federal, state, local, or foreign tax purposes, the Awardee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or, if permitted by the Board in its sole discretion, Shares as the Company may require to meet its minimum obligation under applicable tax laws or regulations. If the Awardee fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any Restricted Shares distributable to the Awardee under this Agreement) then or thereafter payable to the Awardee any tax required to be withheld by reason of such resulting compensation income or wages. If determined appropriate by the Administrator in its sole discretion, the Service Recipient may pay to the Awardee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Awardee, after deduction of any federal, state, or local income tax and employment tax upon the Gross-Up Payment, shall be equal to the value of the Shares for which the forfeiture restrictions lapsed, but for the application of Section 83 of the Code. For purposes of determining the amount of the Gross-Up Payment, the Awardee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Awardee’s principal place of residence, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

5.	Status of Restricted Shares.

(a)The Awardee acknowledges that the Company has provided the Awardee with the opportunity to evaluate the merits and risks associated with ownership of the Restricted Shares and has had an opportunity to make such further inquiries regarding the Company and the Restricted Shares as the Awardee has deemed appropriate. The Awardee acknowledges that he has been advised to consult his own legal counsel, business advisor, and tax advisor as to legal, business, and tax matters relating to the award and ownership of the Restricted Shares pursuant to this Agreement. The Awardee is able to bear the economic risk of an investment in the Restricted Shares for an indefinite period of time and has such knowledge and experience in financial or business matters that the Awardee is capable of evaluating the merits and risks of such investment.

(b)The Awardee hereby agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Board deems appropriate in order to reflect the forfeiture restrictions and to assure compliance with the terms and provisions of this Agreement and Applicable Law, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of the terms and provisions of the forfeiture restrictions or any Applicable Law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

6.
No Effect on Employment or Service Provider Relationship. Nothing in the Plan or this Agreement shall affect in any way the right of the Awardee or the Service Recipient to affect a Termination of Service at any time. If the Awardee is an Employee, unless otherwise provided in a written employment agreement or by Applicable Law, the Awardee’s employment by the Service Recipient shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Awardee or the Service Recipient for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a Termination of Service shall be determined by the Administrator.

7.
Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Awardee, such notices or communications shall be effectively delivered if hand delivered to the Awardee at the Awardee’s principal place of employment, if sent by registered or certified mail to the Awardee at the last address the Awardee has filed with the Company or Service Recipient, or delivered by electronic means, including electronic mail, in a manner that is determined by the Company to reasonably result in the Awardee’s receipt. In the case of the Company or Service Recipient, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company or Service Recipient at its principal executive offices, or delivered by electronic means in a manner that is determined appropriate by the Company or Service Recipient.

8.
Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and Service Recipient and all persons lawfully claiming under the Awardee. The provisions of Section 5 shall survive the lapse of the forfeiture restrictions without forfeiture. To the extent required by context, all references in this Agreement to “Company” shall be inclusive of all Affiliates.

9.
Entire Agreement; Integration; Amendment. This Agreement, the Plan, and any applicable equity rights or stockholder agreements between the Company and the Awardee represent the entire agreement between the parties with respect to the receipt of the Restricted Shares by the Awardee and contain all the covenants, promises, representations, warranties, and agreements between the parties with respect to the Restricted Shares granted hereunder. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both the Awardee and an authorized Officer of the Company. In the event of a direct conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

11.
Tax Consequences. The Awardee has reviewed with his own tax advisors the federal, state, local, and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Awardee is relying solely on such advisors and not on any statements or representations of the Company, Service Recipient, or any of their agents. The Awardee understands that he or she (and not the Company or Service Recipient) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement. The Awardee understands that Section 83 of the Code taxes, as ordinary income, the difference between the purchase price for the Restricted Shares, if any, and the Fair Market Value of the Restricted Shares as of the date on which any forfeiture restrictions on the Shares lapse. The Awardee understands that he or she may elect to be taxed as of the Date of Grant, rather than when and as the forfeiture restrictions lapse, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the Date of Grant. THE AWARDEE (AND NOT THE COMPANY, SERVICE RECIPIENT, OR ANY OF

THEIR AGENTS) SHALL BE SOLELY RESPONSIBLE FOR APPROPRIATELY FILING SUCH AN ELECTION, EVEN IF THE AWARDEE REQUESTS THE COMPANY, SERVICE RECIPIENT, OR THEIR AGENTS TO MAKE THIS FILING ON HIS OR HER BEHALF. Any Awardee residing outside the United States of America who are not subject to the requirements of the Code are responsible for determining the income tax consequences with regard to his or her receipt of an Award of Restricted Shares in his or her home country. Neither the Company nor the Service Recipient is responsible for providing tax advice to a Awardee with regard to tax consequences, and all Awardees are encouraged to seek competent tax advice before making your decision whether to accept the Award.